EXHIBIT 4.3.17B


                                  AMENDMENT #3
                                     TO THE
                     QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
                                       OF
                           GENERAL COMMUNICATION, INC.


         THIS AMENDMENT is approved and adopted by General Communication, Inc. (the "Company") on this 26th day of April, 2002.

                                    RECITALS

         A. The Company maintains the Qualified Employee Stock Purchase Plan of General Communication, Inc. (the "Plan").

         B. Section 11.6 of the Plan states that "At any time the Company may amend this Plan and Trust by action of its Board of Directors...";

         C. The Board now desires to amend the Plan.

                                    AMENDMENT

         NOW THEREFORE, the Board hereby amends the Plan as follows:

         1. Section 10.1(d) of the Plan hereby is amended by the addition of the following new subsection (x), which will read in its entirety as follows:

                  (x)      2002 Qualifying Employer Securities Diversification
                           Right: Notwithstanding any other provision of this Plan, effective April 30, 2002, each Participant will be permitted to diversify (direct and change the investment of) that portion of the Participant's Account balance that is invested in Qualifying Employer Securities, in the following manner:

                           (A) Effective March 31, 2002, an accounting of the historical cumulative portions of the Participant's Account balance which were invested in Qualifying Employer Securities as of March 31, 2002 ("Qualifying Balances") will be completed.



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                           (B) Effective April 30, 2002, 25% of the March 31,
                           2002 Qualifying Balances will be available for complete investment direction by the Participant under the terms of this Plan;

                           (C) Effective April 30, 2003, one-third (33.333%) of the Qualifying Balances on March 31, 2003 (after the application of paragraphs (A) above) will be available for complete investment direction by the Participant under the terms of this Plan; and

                           (D) Effective April 30, 2004, 50% of the Qualifying Balances on March 31, 2004 (after the application of paragraphs (A) and (B) above) will be available for complete investment direction by the Participant under the terms of this Plan; and

                           (E) Effective April 30, 2005, 100% of the Qualifying Balances on March 31, 2004 (after application of paragraphs (A), (B), and (C) above) will be available for complete investment direction by the Participant under the terms of this Plan.

                  The intent of this subsection (x) is to permit Participants complete investment direction over their Qualifying Balances determined as of March 31, 2002, by April 30, 2005.

                  Amounts contributed and invested in Qualifying Employer Securities after March 31, 2002, will remain subject to the terms of this Plan, excluding this subsection (x).

         2. Any inconsistent provision of the Plan shall be read consistent with this amendment.

         3. Except as amended above, the Company hereby affirms and readopts each and every other provision of the Plan.

         IN WITNESS WHEREOF, the undersigned, being duly authorize by the Board, has approved this amendment as of the date first set forth above.

                           General Communication, Inc.

                           By:  /s/
                           Title:   John M. Lowber, SVP and CFO


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